Exhibit 99.1

Badger Meter Reports Record Third Quarter 2022 Financial Results

MILWAUKEE--(BUSINESS WIRE)--October 19, 2022--Badger Meter, Inc. (NYSE: BMI) today reported results for the third quarter ended September 30, 2022.

Third Quarter 2022 Highlights

  Record total sales of $148.0 million, 15% higher than the prior year’s $128.7 million. Excluding the unfavorable impact of the stronger US dollar, sales increased nearly 17%
  Operating profit increased 23% with operating profit margins expanding 100 basis points year-over-year
  Diluted earnings per share (EPS) increased 13% to $0.61, up from $0.54 in the comparable prior year period
  Strong cash flow with $23.8 million in net cash provided by operations
  Announced the 30th consecutive increase in the annual dividend rate

“Badger Meter delivered another quarter of strong financial results reflecting our innovative product and software offerings, differentiated execution and durable underlying demand for smart water solutions in our served markets. In the third quarter, we achieved 15% sales growth, extending our track record to four consecutive quarters of double-digit organic revenue performance. We also delivered record EPS of $0.61, an increase of 13% year-over-year. Operating margin performance remains solid despite ongoing supply chain and inflation challenges. The resilient order pace and bid funnel bodes well for continued sales and earnings performance,” said Kenneth C. Bockhorst, Chairman, President and Chief Executive Officer. “I want to thank the global Badger Meter team for continuing to adeptly navigate the dynamic environment in support of our customers.”

Third Quarter Operating Results

Utility water sales growth was outstanding, increasing 17% year-over-year and the fourth consecutive quarter of mid-teens sales growth. Consistent with past quarters, the sales increase was broad-based and most notable in E-Series® Ultrasonic meters, ORION® Cellular endpoints and BEACON® SaaS revenue. Backlog expanded further as market demand remained strong and more than offset operational productivity that yielded higher production output.

Sales of flow instrumentation products increased 5% year-over-year, the result of solid order demand across the water-focused end market applications, partially offset by component constraints that limited manufacturing output.

Operating earnings increased 23% year-over-year, with operating profit margins expanding 100 basis points to 16.1% in the third quarter of 2022 up from the prior year’s 15.1%. Gross margin as a percent of sales was 38.9%, in the middle of the Company’s normalized range, yet as anticipated, below the prior year’s 39.8%. The cumulative impact of input cost inflation across various electronic and other components, logistics and other categories were partially offset by higher sales volumes and ongoing pricing gains.

Selling, engineering and administration (SEA) expenses in the third quarter of 2022 were $33.7 million, or 22.7% as a percent of sales, compared to $31.7 million, and 24.7% in the comparable prior year quarter. The approximately $2.0 million increase in SEA expenses was due to higher personnel costs, R&D investments and travel, while the year-over-year improvement in SEA expense leverage is the result of effective spending controls and higher sales.

The tax rate for the third quarter of 2022 was 25.1%, higher than the prior year’s 18.3% which included a discrete favorable income tax benefit related to equity compensation transactions. As a result of the above, EPS increased 13% year-over-year, to $0.61 compared to $0.54 in the comparable prior year period.

Outlook

Bockhorst added, “The demand environment remains robust as customers continue to adopt our digital smart water solutions that deliver efficiency, resiliency, and sustainability to address the variety of underlying secular challenges the water industry faces. Our success in selling our broad ‘choice-matters’ water quality and quantity offerings continue to illustrate the benefits of our differentiated, flexible and comprehensive smart water AMI solutions.

“This commercial excellence, combined with nimble execution have demonstrated our ability to navigate persistent macro challenges and drive outperformance. Our strong order pace and bid funnel, combined with the value-based pricing actions we have taken throughout this unprecedented inflationary environment, are supportive of revenue growth and margin expansion throughout economic cycles.

“Robust cash flow and ample credit availability provide us with the financial flexibility to execute our capital allocation priorities, including the recent increase in the annual dividend, and continued investments in growth.”

Bockhorst concluded, “Badger Meter is well-positioned to continue its track record of profitable growth enhanced by our innovative offerings, end market resiliency and differentiated execution. We believe this combination, along with our durable business model aligned with our vision to preserve and protect the world’s most precious resource, will generate positive shareholder value over the long term.”

Conference Call and Webcast Information

Badger Meter management will hold a conference call to discuss the Company’s third quarter 2022 results today, Wednesday October 19, 2022 at 10:00 AM Central/11:00 AM Eastern time. The webcast and related presentation can be accessed via the Investor section of our website. Participants can also register to take part in the call using this online registration link: https://www.netroadshow.com/events/login?show=ad683104&confId=42665. The webcast will be archived on the Company’s website until its next earnings release.

Safe Harbor Statement

Certain statements contained in this news release, as well as other information provided from time to time by Badger Meter, Inc. (the “Company”) or its employees, may contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those statements. Potential factors that could affect such forward-looking statements include the possible negative impacts of COVID-19 on the global economy, the Company’s operations and those of our customers and suppliers. In addition, the Company’s results are subject to general economic conditions, variation in demand from customers, continued market acceptance of new products, the successful integration of acquisitions, competitive pricing and operating efficiencies, supply chain risk, material and labor cost increases, tax reform and foreign currency risk. See the Company’s Form 10-K filed with the Securities and Exchange Commission for further information regarding risk factors, which are incorporated herein by reference. Badger Meter disclaims any obligation to publicly update or revise any forward-looking statements as a result of new information, future events or any other reason.

About Badger Meter

With more than a century of water technology innovation, Badger Meter is a global provider of industry leading water solutions encompassing flow measurement, quality and other system parameters. These offerings provide our customers with the data and analytics essential to optimize their operations and contribute to the sustainable use and protection of the world’s most precious resource. For more information, visit www.badgermeter.com.

BADGER METER, INC.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except share and earnings per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Net sales	$148,009	$128,738	$418,244	$369,449

Cost of sales	90,487	77,554	255,239	218,801

Gross margin	57,522	51,184	163,005	150,648

Selling, engineering and administration	33,651	31,744	98,184	94,786

Operating earnings	23,871	19,440	64,821	55,862

Interest (income) expense, net	(108)	14	(86)	28
Other pension and postretirement costs	32	30	97	90

Earnings before income taxes	23,947	19,396	64,810	55,744

Provision for income taxes	6,014	3,541	15,853	12,136

Net earnings	$17,933	$15,855	$48,957	$43,608

Earnings per share:

Basic	$0.61	$0.54	$1.68	$1.50

Diluted	$0.61	$0.54	$1.67	$1.49

Shares used in computation of earnings per share:

Basic	29,215,982	29,157,628	29,211,488	29,124,491

Diluted	29,372,464	29,341,832	29,363,097	29,324,534

BADGER METER, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS
(in thousands)

Assets	September 30,	December 31,
	2022	2021
	(Unaudited)

Cash and cash equivalents	$114,787	$87,174
Receivables	83,491	65,866
Inventories	113,608	99,611
Other current assets	13,742	8,709
Total current assets	325,628	261,360

Net property, plant and equipment	72,369	78,050
Intangible assets, at cost less accumulated amortization	54,314	64,176
Other long-term assets	22,962	22,919
Goodwill	99,100	104,313
Total assets	$574,373	$530,818

Liabilities and Shareholders' Equity

Payables	$65,462	$41,859
Accrued compensation and employee benefits	17,734	20,644
Other current liabilities	18,589	19,643
Total current liabilities	101,785	82,146

Deferred income taxes	4,575	5,385
Long-term employee benefits and other	45,154	40,217
Shareholders' equity	422,859	403,070
Total liabilities and shareholders' equity	$574,373	$530,818

BADGER METER, INC.

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Operating activities:
Net earnings	$17,933	$15,855	$48,957	$43,608

Adjustments to reconcile net earnings to net cash provided by operations:

Depreciation	2,791	2,756	8,413	8,619
Amortization	3,915	4,270	11,748	12,358
Deferred income taxes	8	(34)	24	11
Noncurrent employee benefits	(74)	72	(138)	232
Stock-based compensation expense	704	590	2,170	1,537
Changes in:
Receivables	(6,832)	(10,607)	(18,860)	(8,985)
Inventories	(3,184)	(873)	(16,207)	(5,685)
Payables	3,742	2,054	23,870	7,420
Prepaid expenses and other current assets	(1,252)	(10,389)	(9,405)	(11,648)
Other liabilities	6,040	11,670	2,171	12,967
Total adjustments	5,858	(491)	3,786	16,826
Net cash provided by operations	23,791	15,364	52,743	60,434

Investing activities:
Property, plant and equipment expenditures	(1,918)	(1,465)	(4,690)	(5,843)
Proceeds from company owned life insurance plans	-	596	-	596
Acquisitions, net of cash acquired	-	(767)	-	(45,273)
Net cash used for investing activities	(1,918)	(1,636)	(4,690)	(50,520)

Financing activities:
Dividends paid	(6,580)	(5,837)	(18,292)	(16,318)
Proceeds from exercise of stock options	61	1,684	61	2,037
Repurchase of treasury stock	-	-	(427)	(460)
Issuance of treasury stock	-	-	-	72
Net cash used for financing activities	(6,519)	(4,153)	(18,658)	(14,669)
Effect of foreign exchange rates on cash	(777)	104	(1,782)	(480)

Increase (decrease) in cash and cash equivalents	14,577	9,679	27,613	(5,235)
Cash and cash equivalents - beginning of period	100,210	57,359	87,174	72,273

Cash and cash equivalents - end of period	$114,787	$67,038	$114,787	$67,038

Contacts

Karen Bauer
(414) 371-7276
kbauer@badgermeter.com